Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(347) 489-6602	(702) 880-4707
Caesars Entertainment Reports Financial Results for the Third Quarter of 2018
LAS VEGAS, November 1, 2018 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported third quarter of 2018 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Third Quarter GAAP Highlights

•
Third quarter net revenues increased $1.19 billion, from $0.99 billion to $2.19 billion, due to the inclusion of the results of CEOC, LLC (“CEOC”), which emerged from bankruptcy in the fourth quarter of 2017, and the inclusion of the results of Centaur Holdings, LLC (“Centaur”), which was acquired during the quarter.

•	Third quarter operating profit increased 176%, or $148 million, from $84 million to $232 million.

•	Third quarter net income attributable to Caesars was $110 million, compared to a net loss of $433 million in the prior year. Basic earnings per share totaled $0.16.

•	Caesars Entertainment completed the acquisition of Centaur on July 16, 2018.

•	Caesars Entertainment increased its Share Repurchase Program authorization to $750 million and repurchased approximately 28 million shares during the quarter for approximately $280 million.
Enterprise-wide Highlights (Non-GAAP)

•
Enterprise-wide net revenues increased 2.9%, or $62 million, from $2.12 billion to $2.19 billion. Enterprise-wide hold adjusted net revenues increased 2.2%, or $48 million, from $2.16 billion to $2.21 billion.

•
Enterprise-wide adjusted EBITDAR decreased 2.1%, or $13 million, from $613 million to $600 million. Enterprise-wide hold adjusted EBITDAR decreased 2.7%, or $17 million, from $633 million to $616 million.

•	Enterprise-wide and Las Vegas adjusted EBITDAR were both approximately flat to down 1% on a year over year basis when adjusting for hold and a favorable credit in bad debt expense.

•	Enterprise-wide adjusted EBITDAR margin declined 140 basis points to 27.5%. Despite headwinds in Las Vegas, our Las Vegas adjusted EBITDAR margin was 33.7%.

•	Excluding Centaur, marketing costs decreased 10.0%, or $57 million, including $32 million of contra-revenue, reflecting the Company’s continued focus in this area.
“We executed well during the quarter despite a challenging operating environment in Las Vegas and Atlantic City, and we are optimistic about the opportunities ahead,” said Mark Frissora, President & Chief Executive Officer. “Third quarter net income was $110 million compared to a loss of $433 million in the prior year period, benefiting from the consolidation of CEOC and acquisition of Centaur. Despite soft demand in Las Vegas during the third quarter, our booking pace is up meaningfully in the fourth quarter and we expect to deliver approximately 4% to 6% adjusted EBITDAR growth for the full year. Our results demonstrated continued broad-based strength across our regional properties and momentum in our operational efficiency efforts. Our performance this quarter shows the benefits of our portfolio approach and the balance between destination and regional assets.”

Mr. Frissora continued, “We are making important progress against our growth strategy with the integration of Centaur, expansion of our U.S. sports betting business and the creation or renewal of partnerships with six professional sports organizations. We have the right strategies in place and are confident in our ability to create value for shareholders over the long-term, as evidenced by our repurchase of $311 million in shares year to date.”
Additional Development
Recently, the Company received a letter from Golden Nugget, LLC proposing that Caesars acquire substantially all of Golden Nugget’s restaurant, hospitality, entertainment and gaming businesses in exchange for a significant minority of Caesars’ common shares.
The Board considered the proposal, in consultation with its legal and financial advisors, and determined that it is not consistent with the Company’s plans to create and enhance shareholder value over the long term. The Board has informed Golden Nugget of its decision.
Consistent with its fiduciary duties, the Board continues to be open to reasonable alternatives to enhance long-term shareholder value.
Basis of Presentation
In accordance with U.S. GAAP, the results of CEOC and certain of its U.S. subsidiaries were not consolidated with Caesars from January 15, 2015 until October 6, 2017. Additionally, Caesars deconsolidated the results of its Horseshoe Baltimore property in the third quarter of 2017. Note that certain additional non-GAAP financial measures have been added to highlight the results of the Company including CEOC. “Enterprise-wide” results reported herein include CEOC as if its results were consolidated during all periods, but remove the deconsolidated Horseshoe Baltimore property from all periods presented. On July 16, 2018, Caesars completed the acquisition of Centaur. “2018 Data Excluding Centaur” removes the post-acquisition results of Centaur from Caesars’ consolidated results. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations. GAAP and Enterprise-wide results include Caesars Acquisition Company (“CAC”) for all periods presented because CEC’s merger with CAC was accounted for as a reorganization of entities under common control. The intent of the Enterprise-wide information is to illustrate certain comparable results based on the current consolidation structure. For Enterprise-wide result reconciliations by region, see the historical information supplement in the Investor Relations section of www.caesars.com.

Caesars also adopted ASC 606: Revenue from Contracts with Customers, effective January 1, 2018, using the full retrospective method, which requires the Company to recast each prior reporting period presented consistent with the new standard.
See Supplemental Information in this release for information regarding our forecasted adjusted EBITDAR growth and why we are unable to reconcile it to GAAP.
Financial Results
Caesars views each casino property as an operating segment and aggregate such casino properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of our reportable segments presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions among reportable segments within Caesars. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues (1)

	Three Months Ended September 30,				Enterprise-wide Three Months Ended September 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$910	$687	$223	32.5%	$910	$932	$(22)	(2.4)%
Other U.S.	1,125	284	841	**	1,125	1,038	87	8.4%
All Other	150	22	128	**	150	153	(3)	(2.0)%
Caesars	$2,185	$993	$1,192	120.0%	$2,185	$2,123	$62	2.9%
____________________
(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Enterprise-wide net revenues and adjusted EBITDAR.
** Percentage is not meaningful.

The inclusion of CEOC’s and Centaur’s results increased CEC net revenues by $1.19 billion. The year-over-year comparison is not meaningful due to the magnitude of consolidating CEOC’s portfolio.
Enterprise-wide net revenues improved $62 million driven primarily by an $87 million increase in Other U.S. revenues resulting from the acquisition of Centaur. Excluding Centaur, Other U.S. net revenues were $1.02 billion for the third quarter of 2018, a decrease of $18 million from 2017 primarily due to increased competition in Atlantic City. Las Vegas net revenues decreased $22 million primarily due to weaker demand in the leisure segment from a citywide lack of events and conventions in the quarter and unfavorable hold. Las Vegas ADR remained flat while RevPAR decreased 3.6%. Las Vegas occupancy was 92.8% in the quarter, down from 96.1% in 2017. All Other net revenues remained essentially flat year over year.
Hold had a favorable impact of $10 million to $14 million compared to the prior year and was $20 million to $25 million below our expectations.
Income/(Loss) from Operations

	Three Months Ended September 30,				Enterprise-wide Three Months Ended September 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$141	$107	$34	31.8%	*	*	*	*
Other U.S.	172	47	125	**	*	*	*	*
All Other	(81)	(70)	(11)	(15.7)%	*	*	*	*
Caesars	$232	$84	$148	176.2%	*	*	*	*
____________________
* Adjustments to property, plant, and equipment (“PP&E”) at emergence distorts year-over-year comparability of Enterprise-wide income/(loss) from operations.
** Percentage is not meaningful.
The consolidation of CEOC’s results contributed $104 million to income from operations while the post-acquisition results of Centaur contributed $22 million to income from operations in 2018, partially offset by a decrease of $6 million in income from operations due to the deconsolidation of Horseshoe Baltimore’s results subsequent to August 31, 2017. Excluding CEOC, Centaur and Horseshoe Baltimore, income from operations increased $28 million primarily as a result of lower accelerated depreciation in 2018 compared with 2017 due to the removal and replacement of certain assets in connection with ongoing property renovation projects and nonrecurring charges in the prior year to exit the fully bundled sales system of NV Energy, partially offset by a decrease in net revenues in the Las Vegas region as discussed above.
Net Income/(Loss) Attributable to Caesars

	Three Months Ended September 30,				Enterprise-wide Three Months Ended September 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$58	$107	$(49)	(45.8)%	*	*	*	*
Other U.S.	35	70	(35)	(50.0)%	*	*	*	*
All Other	17	(610)	627	**	*	*	*	*
Caesars	$110	$(433)	$543	**	*	*	*	*
____________________
* Adjustments to PP&E, debt, and the financial obligation at emergence distorts year-over-year comparability of Enterprise-wide net income/(loss).
** Percentage is not meaningful.
In addition to the $148 million increase in income from operations discussed above, nonrecurring restructuring expenses of approximately $448 million in 2017 primarily drove the year-over-year fluctuation in net income/(loss) attributable to Caesars. In 2018, we also benefitted from other income of $97 million due to a change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”) as well as an increase of $66 million in our income tax benefit primarily due to the deferred tax benefit in 2018 from the partial release of the federal valuation allowance upon the acquisition of Centaur. These increases were partially offset by an increase of $221 million in interest expense primarily as a result of our failed sale-leaseback financing obligations with VICI Properties Inc. (“VICI”) that began incurring interest in the fourth quarter of 2017.

Adjusted EBITDAR (1)

	Three Months Ended September 30,				Enterprise-wide Three Months Ended September 30,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$307	$235	$72	30.6%	$307	$332	$(25)	(7.5)%
Other U.S.	310	74	236	**	310	280	30	10.7%
All Other	(17)	(5)	(12)	**	(17)	1	(18)	**
Caesars	$600	$304	$296	97.4%	$600	$613	$(13)	(2.1)%
____________________
(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Enterprise-wide net revenues and adjusted EBITDAR.
** Percentage is not meaningful.
Enterprise-wide adjusted EBITDAR declined $13 million, primarily as a result of lower hotel revenues in the Las Vegas region and increased competition in Atlantic City. Excluding Centaur, Other U.S. adjusted EBITDAR was $278 million for the third quarter of 2018, which was relatively flat as compared to 2017 despite the decrease in revenues which were offset by marketing and labor efficiency improvements. All Other adjusted EBITDAR decreased by $18 million year over year due to higher non-recurring corporate costs in the prior year and lower than normal insurance expense in the prior year due to large claims that settled significantly lower than reserved.
Hold had a favorable impact of $0 to $5 million compared to the prior year and was $15 million to $20 million below our expectations.

Cash and Available Revolver Capacity

(In millions)	September 30, 2018
Cash and cash equivalents	$1,563
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(186)
Total Liquidity	$2,577

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:30 p.m. Pacific Time, Thursday, November 1, 2018, to discuss its third quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 4894346 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.
About Caesars
Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of two wholly owned operating subsidiaries: CEOC, LLC and Caesars Resort Collection, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 49 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “continue,” “focus,” “will,” “expect,” “believe,” “positioned,” “initiatives,” “execute,” or “strategy,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•
we may not be able to realize the anticipated benefits of our acquisition of Centaur, including anticipated benefits from introducing table games to the acquired properties, which is subject to approvals and may not occur;

•
completion of the sale of Harrah’s Philadelphia Casino and Racetrack to VICI is subject to customary closing conditions, including certain regulatory approvals and third party approvals, which may not be satisfied;

•	the impact of our new operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (1) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards, (2) third-party relations, and (3) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	the potential difficulties in employee retention, recruitment, and motivation;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents (including the impact of the recent mass shooting in Las Vegas on tourism), severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee and customer data;

•	access to insurance for our assets on reasonable terms; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2018	2017	2018	2017
Revenues
Casino	$1,102	$389	$3,147	$1,199
Food and beverage	408	206	1,182	617
Rooms	395	253	1,150	742
Other revenue	213	145	600	409
Management fees	16	—	46	—
Reimbursed management costs	51	—	151	—
Net revenues	2,185	993	6,276	2,967
Operating expenses
Direct
Casino	625	210	1,756	659
Food and beverage	284	143	823	426
Rooms	123	83	359	245
Property, general, administrative, and other	467	247	1,340	724
Reimbursable management costs	51	—	151	—
Depreciation and amortization	295	150	843	348
Corporate expense	79	40	237	129
Other operating costs	29	36	128	53
Total operating expenses	1,953	909	5,637	2,584
Income from operations	232	84	639	383
Interest expense	(341)	(120)	(1,005)	(409)
Restructuring and support expenses and other	109	(448)	338	(2,319)
Loss before income taxes	—	(484)	(28)	(2,345)
Income tax benefit/(provision)	111	45	134	(34)
Net income/(loss)	111	(439)	106	(2,379)
Net (income)/loss attributable to noncontrolling interests	(1)	6	(1)	7
Net income/(loss) attributable to Caesars	$110	$(433)	$105	$(2,372)

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share	$0.16	$(2.90)	$0.15	$(15.97)
Diluted earnings/(loss) per share	0.14	(2.90)	0.15	(15.97)
Weighted-average common shares outstanding - basic	681	149	692	148
Weighted-average common shares outstanding - diluted	835	149	697	148

Comprehensive income/(loss)
Foreign currency translation adjustments	$2	$—	$(17)	$—
Change in fair market value of interest rate swaps, net of tax	11	—	24	—
Other	—	—	1	—
Other comprehensive income, net of income taxes	13	—	8	—
Comprehensive income/(loss)	124	(439)	114	(2,379)

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	1	—	4	—
Comprehensive loss attributable to noncontrolling interests	—	6	3	7
Comprehensive income/(loss) attributable to Caesars	$124	$(433)	$117	$(2,372)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents ($17 and $58 attributable to our VIEs)	$1,563	$2,558
Restricted cash	123	116
Receivables, net	472	494
Due from affiliates, net	4	11
Prepayments and other current assets ($3 and $2 attributable to our VIEs)	178	239
Inventories	40	39
Total current assets	2,380	3,457
Property and equipment, net ($84 and $57 attributable to our VIEs)	16,029	16,154
Goodwill	4,083	3,815
Intangible assets other than goodwill	3,008	1,609
Restricted cash	40	35
Deferred income taxes	2	2
Deferred charges and other assets ($46 and $0 attributable to our VIEs)	424	364
Total assets	$25,966	$25,436

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($3 and $3 attributable to our VIEs)	$325	$318
Accrued expenses and other current liabilities ($1 and $0 attributable to our VIEs)	1,260	1,326
Interest payable	135	38
Contract liabilities	154	129
Current portion of financing obligations	15	9
Current portion of long-term debt	164	64
Total current liabilities	2,053	1,884
Financing obligations	9,957	9,355
Long-term debt	8,811	8,849
Deferred income taxes	716	577
Deferred credits and other liabilities	1,262	1,474
Total liabilities	22,799	22,139
Stockholders’ equity
Caesars stockholders’ equity	3,079	3,226
Noncontrolling interests	88	71
Total stockholders’ equity	3,167	3,297
Total liabilities and stockholders’ equity	$25,966	$25,436

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(In millions)	2018	2017
Cash flows provided by operating activities	$692	$263
Cash flows from investing activities
Acquisition of Centaur, net of cash and restricted cash acquired	(1,578)	—
Acquisitions of property and equipment, net of change in related payables	(342)	(245)
Payments to acquire certain gaming rights	(10)	—
Deconsolidation of subsidiary cash	—	(57)
Proceeds from the sale and maturity of investments	30	28
Payments to acquire investments	(19)	(21)
Cash flows used in investing activities	(1,919)	(295)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	1,167	585
Debt issuance costs and fees	(5)	(19)
Repayments of long-term debt and revolving credit facilities	(1,116)	(673)
Proceeds from sale-leaseback financing arrangement	508	—
Distribution of CIE sale proceeds	—	(63)
Proceeds from the issuance of common stock	4	7
Repurchase of common stock	(311)	—
Taxes paid related to net share settlement of equity awards	(12)	(8)
Financing obligation payments	(11)	—
Contributions from noncontrolling interest owners	20	—
Distributions to noncontrolling interest owners	—	(6)
Cash flows provided by/(used in) financing activities	244	(177)
Net decrease in cash, cash equivalents, and restricted cash	(983)	(209)
Cash, cash equivalents, and restricted cash, beginning of period	2,709	4,658
Cash, cash equivalents, and restricted cash, end of period	$1,726	$4,449

Supplemental Cash Flow Information:
Cash paid for interest	$782	$319
Cash paid for income taxes	5	3
Non-cash investing and financing activities:
Change in accrued capital expenditures	51	2
Deferred consideration for acquisition of Centaur	66	—

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

Property earnings before interest, taxes, depreciation and amortization, and rent (“EBITDAR”) is presented as a measure of the Company’s performance. Property EBITDAR is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation.
In evaluating property EBITDAR you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDAR should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDAR is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDAR may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDAR is included because management uses property EBITDAR to measure performance and allocate resources, and believes that property EBITDAR provides investors with additional information consistent with that used by management.
Adjusted EBITDAR is defined as EBITDAR further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDAR provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues. Adjusted EBITDAR margin is included because management uses adjusted EBITDAR margin to measure performance and allocate resources, and believes that adjusted EBITDAR margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDAR and adjusted EBITDAR margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDAR, further adjusted to (i) show the impact on the period of the hold we achieved versus the hold we expected, (ii) show the impact of certain favorable bad debt expense in the prior period and/or (iii) exclude the results of Centaur. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
Caesars is unable to reconcile the expected adjusted EBITDAR growth range for the full year, which is a forward-looking non-GAAP measure, to its nearest GAAP measure because the nearest GAAP financial measure is not accessible on a forward-looking basis. Because the items noted below are expected to have a material effect on the GAAP results, the nearest GAAP financial measure, Net income, is unavailable without an unreasonable effort:

•	fair value adjustments and the related income statement effects required as a result of fluctuation in the trading value of the convertible debt;

•	the amount of face value of the convertible debt which is converted to shares at the discretion of the holders of the convertible debt; and

•	three call properties which can be sold and leased back from VICI.
The following tables reconcile net income/(loss) attributable to the companies presented to property EBITDAR and adjusted EBITDAR for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$58	$35	$17	$110	$107	$70	$(610)	$(433)
Net income/(loss) attributable to noncontrolling interests	—	—	1	1	—	(6)	—	(6)
Income tax benefit	—	—	(111)	(111)	—	—	(45)	(45)
Restructuring and support expenses and other (a)	(4)	—	(105)	(109)	—	(20)	468	448
Interest expense [1]	87	137	117	341	—	3	117	120
Depreciation and amortization [2]	149	129	17	295	124	24	2	150
Corporate expense	—	—	79	79	—	—	40	40
Other operating costs (b)	13	6	10	29	2	1	33	36
Property EBITDAR	303	307	25	635	233	72	5	310
Corporate expense	—	—	(79)	(79)	—	—	(40)	(40)
Stock-based compensation expense (c)	2	2	13	17	1	—	7	8
Other items (d)	2	1	24	27	1	2	23	26
Adjusted EBITDAR	$307	$310	$(17)	$600	$235	$74	$(5)	$304

Net revenues	$910	$1,125	$150	$2,185	$687	$284	$22	$993
Adjusted EBITDAR margin (e)	33.7%	27.6%	(11.3)%	27.5%	34.2%	26.1%	(22.7)%	30.6%

Interest expense on debt	$2	$—	$114	$116	$—	$3	$117	$120
Interest expense on financing obligations	85	137	3	225	—	—	—	—
[1]Interest expense	$87	$137	$117	$341	$—	$3	$117	$120

Cash payments on financing obligations (incl. principal)	$50	$81	$—	$131	$—	$—	$—	$—

Depreciation expense	$97	$56	$17	$170	$124	$24	$2	$150
Depreciation on failed sale-leaseback assets	52	73	—	125	—	—	—	—
[2]Depreciation and amortization	$149	$129	$17	$295	$124	$24	$2	$150

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - 2018 DATA EXCLUDING CENTAUR
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2018
(Dollars in millions)	CEC	Less: Centaur	CEC Excluding Centaur	Las Vegas	Other U.S.	All Other (f)	CEC Excluding Centaur
Net income attributable to Caesars	$110	$(22)	$88	$58	$13	$17	$88
Net income attributable to noncontrolling interests	1	—	1	—	—	1	1
Income tax benefit	(111)	—	(111)	—	—	(111)	(111)
Restructuring and support expenses and other (a)	(109)	—	(109)	(4)	—	(105)	(109)
Interest expense	341	—	341	87	137	117	341
Depreciation and amortization	295	(8)	287	149	121	17	287
Corporate expense	79	—	79	—	—	79	79
Other operating costs (b)	29	(2)	27	13	4	10	27
Property EBITDAR	635	(32)	603	303	275	25	603
Corporate expense	(79)	—	(79)	—	—	(79)	(79)
Stock-based compensation expense (c)	17	—	17	2	2	13	17
Other items (d)	27	—	27	2	1	24	27
Adjusted EBITDAR	$600	$(32)	$568	$307	$278	$(17)	$568

Net revenues	$2,185	$(105)	$2,080	$910	$1,020	$150	$2,080
Adjusted EBITDAR margin (e)	27.5%	30.5%	27.3%	33.7%	27.3%	(11.3)%	27.3%

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - ENTERPRISE-WIDE 2017 DATA
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended September 30, 2017				Three Months Ended September 30, 2017
(Dollars in millions)	CEC	CEOC	Less: Baltimore	Enterprise-wide	Las Vegas	Other U.S.	All Other (f)	Enterprise-wide
Net income/(loss) attributable to Caesars	$(433)	82	$3	$(348)	$177	$226	$(751)	$(348)
Net income/(loss) attributable to noncontrolling interests	(6)	2	6	2	—	2	—	2
Income tax (benefit)/provision	(45)	(4)	—	(49)	—	1	(50)	(49)
Restructuring and support expenses and other (a)	448	37	(12)	473	(1)	(26)	500	473
Interest expense	120	57	(3)	174	1	9	164	174
Depreciation and amortization	150	84	(5)	229	147	60	22	229
Corporate expense	40	38	—	78	—	—	78	78
Other operating costs (b)	36	37	—	73	4	4	65	73
Property EBITDAR	310	333	(11)	632	328	276	28	632
Corporate expense	(40)	(38)	—	(78)	—	—	(78)	(78)
Stock-based compensation expense (c)	8	(1)	—	7	1	(1)	7	7
Other items (d)	26	25	1	52	3	5	44	52
Adjusted EBITDAR	$304	$319	$(10)	$613	$332	$280	$1	$613

Net revenues	$993	$1,175	$(45)	$2,123	$932	$1,038	$153	$2,123
Adjusted EBITDAR margin (e)	30.6%	27.1%	22.2%	28.9%	35.6%	27.0%	0.7%	28.9%
____________________

(a)
2018 amount primarily represents a change in fair value of our derivative liability related to the conversion option of the CEC Convertible Notes; 2017 amount primarily represents CEC’s costs in connection with the restructuring of CEOC.

(b)	Amounts primarily represent costs incurred in connection with the development activities and reorganization activities, and/or recoveries associated with such items.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, and performance stock units granted to the Company’s employees.

(d)
Amounts represent add-backs and deductions from adjusted EBITDAR permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(e)	Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues.

(f)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC and Enterprise-wide adjusted EBITDAR.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF ENTERPRISE-WIDE HOLD ADJUSTED REVENUE AND HOLD AND BAD DEBT ADJUSTED EBITDAR

	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
(Dollars in millions)	Enterprise-wide	Unfavorable Hold	Bad Debt Expense (1)	Adjusted Enterprise-wide	Enterprise-wide	Unfavorable Hold	Bad Debt Expense (1)	Adjusted Enterprise-wide	$ Change	% Change
Net revenues (2)	$2,185	$23	N/A	$2,208	$2,123	$37	N/A	$2,160	$48	2.2%
Adjusted EBITDAR (2)	600	16	N/A	616	613	20	N/A	633	(17)	(2.7)%
Adjusted EBITDAR - Las Vegas (3)	307	15	6	328	332	—	(5)	327	1	0.3%
Adjusted EBITDAR (3)	600	16	6	622	613	20	(5)	628	(6)	(1.0)%
____________________

(1)	Higher collections than normal in Q3 2017 resulted in increased bad debt expense year over year.

(2)	Adjusted for unfavorable hold.

(3)	Adjusted for unfavorable hold and bad debt expense.